Exhibit 99.1

NEWS RELEASE

Gray Issues Investor Deck Addressing Network and Retransmission Landscape

Atlanta, Georgia – October 17, 2023… Gray Television, Inc. (“Gray”) (NYSE: GTN) has released a new investor presentation providing Gray’s perspective on the broadcast industry and the company in the current network and retransmission landscape. The presentation outlines Gray’s belief that the Broadcast Industry and Gray are positioned well for continued growth in retransmission revenues in light of the continuing market trends and recent industry developments. The presentation is available on Gray’s website at https://gray.tv/investorrelations#presentations.

Forward-Looking Statements:

This press release and the presentation contains certain forward-looking statements that are based largely on Gray’s current expectations and reflect various estimates and assumptions by Gray. These statements may be identified by words such as “estimates”, “expect,” “anticipate,” “will,” “implied,” “assume” and similar expressions. In addition, statements in this press release and the presentation relating to the value and growth opportunities for retransmission revenues are based on Gray’s current expectations and beliefs and therefore constitute forward-looking statements. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results and achievements to differ materially from those expressed in such forward-looking statements. Such risks, trends and uncertainties which in some instances are beyond Gray’s control, including estimates of future retransmission revenue, future expenses and other future events.

Gray is subject to additional risks and uncertainties described in Gray’s quarterly and annual reports filed with the Securities and Exchange Commission from time to time, including in the “Risk Factors,” and management’s discussion and analysis of financial condition and results of operations sections contained therein. Any forward-looking statements in this press release and the presentation should be evaluated in light of these important risk factors. This press release and the presentation reflects management’s views as of the date hereof. Except to the extent required by applicable law, Gray undertakes no obligation to update or revise any information contained in this press release and the presentation beyond the published date, whether as a result of new information, future events or otherwise.

About Gray:

Gray Television, Inc. is a multimedia company headquartered in Atlanta, Georgia. Gray is the nation’s largest owner of top-rated local television stations and digital assets in the United States. Its television stations serve 113 television markets that collectively reach approximately 36 percent of US television households. This portfolio includes 80 markets with the top-rated television station and 102 markets with the first and/or second highest rated television station. Gray also owns video program companies Raycom Sports, Tupelo Media Group, and PowerNation Studios, as well as the studio production facilities Assembly Atlanta and Third Rail Studios. Gray owns a majority interest in Swirl Films. For more information, please visit www.gray.tv.

Gray Contacts:

Jim Ryan, Executive Vice President and Chief Financial Officer, 404-504-9828

Kevin P. Latek, Executive Vice President, Chief Legal and Development Officer, 404-266-8333

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